EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON SELECTED FINANCIAL DATA

To the Board of Directors and the Shareholders of

The Goldman Sachs Group, Inc.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of The Goldman Sachs Group, Inc. and subsidiaries (the “Company”) at December 31, 2013 and December 31, 2012, and for each of the three years in the period ended December 31, 2013, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, and in our report dated February 27, 2014, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of the Company as of December 31, 2011, 2010 and 2009, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2010 and 2009 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information of The Goldman Sachs Group, Inc. and subsidiaries for each of the five years in the period ended December 31, 2013 set forth in the (i) income statement data, (ii) balance sheet data and (iii) common share data in the Selected Financial Data appearing on page 231 in Part II, Item 8 of this Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 27, 2014